Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 26, 2018

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2018 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 26, 2018 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2018.

Consolidated net income available to common stockholders for the first quarter of 2018 was $195.0 million, or $3.63 per diluted common share, compared to $117.2 million, or $2.19 per diluted common share, for the fourth quarter of 2017 and $101.5 million, or $1.91 per diluted common share, for the first quarter of 2017. The first quarter of 2018 results included net losses of $22.2 million, on a pre-tax basis, from the sales of shares from our exercised Roku, Inc. ("Roku") equity warrants.

"The first quarter marked a tremendous start to the year, with better-than-expected performance in nearly every part of the business and a significantly improved outlook for 2018," said Greg Becker, President and CEO of SVB Financial Group. "Our effective execution across all of our initiatives, together with the exceptional liquidity being deployed in the innovation ecosystem, drove outstanding growth on and off the balance sheet; and we saw significant additional benefits from higher interest rates and lower taxes, as well as continued solid credit performance."
Highlights of our first quarter 2018 results (compared to fourth quarter 2017, unless otherwise noted) included:

•	Average loan balances of $23.8 billion, an increase of $1.4 billion (or 6.1 percent).

•	Period-end loan balances of $24.6 billion, an increase of $1.5 billion (or 6.4 percent).

•	Average fixed income investment securities of $24.0 billion, an increase of $0.2 billion (or 0.8 percent).

•	Period-end fixed income investment securities of $24.6 billion, an increase of $0.8 billion (or 3.6 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $8.1 billion (or 7.9 percent) to $110.5 billion.

•	Period-end total client funds increased $9.1 billion (or 8.7 percent) to $113.7 billion.

•	Net interest income (fully taxable equivalent basis) of $421.2 million, an increase of $25.9 million (or 6.5 percent).

•	Provision for credit losses of $28.0 million, compared to $22.2 million.

•	Net loan charge-offs of $8.8 million, or 15 basis points of average total gross loans (annualized), compared to $12.9 million, or 23 basis points.

•
Gains on investment securities of $9.1 million, compared to $15.8 million. Non-GAAP losses on investment securities, net of noncontrolling interests, were $3.8 million, compared to non-GAAP gains on investment securities, net of noncontrolling interests, of $8.0 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Gains on equity warrant assets of $19.2 million, compared to $12.1 million.

•
Noninterest income of $155.5 million, an increase of $3.3 million (or 2.1 percent). Non-GAAP core fee income increased $8.6 million (or 8.1 percent) to $115.0 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $265.4 million, an increase of $1.4 million (or 0.5 percent).

First Quarter 2018 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Income statement:
Diluted earnings per common share	$3.63	$2.19	$2.79	$2.32	$1.91
Net income available to common stockholders	195.0	117.2	148.6	123.2	101.5
Net interest income	419.9	393.7	374.0	342.7	310.0
Provision for credit losses	28.0	22.2	23.5	15.8	30.7
Noninterest income	155.5	152.3	158.8	128.5	117.7
Noninterest expense	265.4	264.0	257.8	251.2	237.6
Non-GAAP core fee income (1)	115.0	106.4	102.7	87.3	82.6
Non-GAAP noninterest income, net of noncontrolling interests (1)	142.5	144.5	153.2	119.0	111.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	265.4	263.7	257.6	251.0	237.5
Fully taxable equivalent:
Net interest income (2)	$421.2	$395.3	$374.6	$343.2	$310.3
Net interest margin	3.38%	3.20%	3.10%	3.00%	2.88%
Balance sheet:
Average total assets	$52,367.2	$50,799.4	$49,795.4	$47,549.4	$45,301.0
Average loans, net of unearned income	23,807.2	22,444.1	21,584.9	20,508.5	20,069.3
Average available-for-sale securities	10,748.5	12,081.0	12,674.6	12,393.1	12,550.3
Average held-to-maturity securities	13,234.3	11,703.0	10,467.5	9,128.4	8,600.2
Average noninterest-bearing demand deposits	37,950.8	36,962.0	36,578.8	34,629.1	32,709.4
Average interest-bearing deposits	8,155.3	7,811.4	7,464.1	7,509.6	7,249.1
Average total deposits	46,106.1	44,773.4	44,042.8	42,138.6	39,958.5
Average long-term debt	695.6	743.2	749.5	780.2	795.6
Period-end total assets	53,500.8	51,214.5	50,754.3	48,400.4	46,413.3
Period-end loans, net of unearned income	24,587.9	23,106.3	22,189.3	20,976.5	20,427.5
Period-end available-for-sale securities	10,080.4	11,120.7	12,603.3	12,071.1	12,384.0
Period-end held-to-maturity securities	14,548.9	12,663.5	11,055.0	9,938.4	8,615.7
Period-end non-marketable and other equity securities	824.9	651.1	627.5	630.7	635.6
Period-end noninterest-bearing demand deposits	37,515.4	36,655.5	36,862.0	35,046.4	33,587.9
Period-end interest-bearing deposits	8,421.2	7,598.6	7,950.0	7,418.9	7,491.8
Period-end total deposits	45,936.5	44,254.1	44,812.0	42,465.3	41,079.7
Off-balance sheet:
Average client investment funds	$64,377.7	$57,589.1	$53,273.3	$49,109.4	$46,130.2
Period-end client investment funds	67,739.2	60,329.7	54,241.5	51,897.5	46,434.8
Total unfunded credit commitments	17,170.8	17,462.5	16,341.9	16,786.8	16,082.3
Earnings ratios:
Return on average assets (annualized) (3)	1.51%	0.92%	1.18%	1.04%	0.91%
Return on average SVBFG stockholders’ equity (annualized) (4)	18.12	11.09	14.59	12.75	11.03
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.11%	1.10%	1.12%	1.12%	1.18%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.93	0.92	0.92	0.93	0.94
Gross charge-offs as a % of average total gross loans (annualized)	0.18	0.27	0.23	0.49	0.28
Net charge-offs as a % of average total gross loans (annualized)	0.15	0.23	0.19	0.44	0.25
Other ratios:
GAAP operating efficiency ratio (5)	46.13%	48.36%	48.38%	53.32%	55.57%
Non-GAAP operating efficiency ratio (1)	47.09	48.85	48.82	54.32	56.35
SVBFG CET 1 risk-based capital ratio	12.87	12.78	12.96	13.05	13.05
Bank CET 1 risk-based capital ratio	11.90	12.06	12.41	12.59	12.75
SVBFG total risk-based capital ratio	13.99	13.96	14.29	14.39	14.45
Bank total risk-based capital ratio	12.88	13.04	13.40	13.59	13.80
SVBFG tier 1 leverage ratio	8.67	8.34	8.34	8.40	8.51
Bank tier 1 leverage ratio	7.69	7.56	7.59	7.66	7.81
Period-end loans, net of unearned income, to deposits ratio	53.53	52.21	49.52	49.40	49.73
Average loans, net of unearned income, to average deposits ratio	51.64	50.13	49.01	48.67	50.23

Book value per common share (6)	$83.43	$79.11	$77.00	$74.02	$71.80
Other statistics:
Average full-time equivalent employees	2,498	2,433	2,434	2,372	2,345
Period-end full-time equivalent employees	2,512	2,438	2,433	2,380	2,347

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent for 2018 and 35.0 percent for 2017. The taxable equivalent adjustments were $1.4 million for the quarter ended March 31, 2018, $1.6 million for the quarter ended December 31, 2017, $0.6 million for the quarter ended September 30, 2017, $0.5 million for the quarter ended June 30, 2017 and $0.3 million for the quarter ended March 31, 2017.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $421.2 million for the first quarter of 2018, compared to $395.3 million for the fourth quarter of 2017. The $25.9 million increase from the fourth quarter of 2017 to the first quarter of 2018, was attributable primarily to the following:

•
An increase in interest income from loans of $17.3 million to $297.1 million for the first quarter of 2018. The increase was reflective primarily of the impact of $1.4 billion in average loan growth and higher interest rates compared to the fourth quarter of 2017. Overall loan yields increased 11 basis points, to 5.06 percent. Gross loan yields, excluding loan interest recoveries and loan fees, increased 20 basis points to 4.52 percent, as compared to 4.32 percent for the fourth quarter of 2017, reflective primarily of increases to the Federal Funds target rate in December 2017 and March 2018 as well as an increase in LIBOR rates. Loan fee yields decreased 10 basis points, or $4.7 million, primarily due to lower accelerated fee income due to lower loan prepayments.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $8.9 million to $130.9 million for the first quarter of 2018. The increase was reflective of higher spreads from the continued reinvestment of maturing fixed income investment securities at higher-yielding rates as well as growth in average fixed income securities. Our overall yield from our fixed income securities portfolio increased 17 basis points to 2.21 percent, primarily attributable to the higher reinvestment rates compared to rates on paydowns and maturities.

•	Partially offset by an increase in interest expense of $1.2 million, due primarily to an increase in interest paid on our interest-bearing money market deposits as a result of market rate adjustments.

Net interest margin, on a fully taxable equivalent basis, was 3.38 percent for the first quarter of 2018, compared to 3.20 percent for the fourth quarter of 2017. Our net interest margin increased primarily as a result of the impact of rising interest rates as well as a shift in the mix of our interest-earning assets to loans from our fixed income securities.

For the first quarter of 2018, approximately 91.5 percent, or $21.9 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 65.0 percent are tied to prime-lending rates and 35.0 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our AFS and HTM securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which primarily represents investments managed as part of our funds management business. Our total average fixed income investment securities portfolio increased $0.2 billion, or 0.8 percent, to $24.0 billion for the quarter ended March 31, 2018. Our total period-end fixed income investment securities portfolio increased $0.8 billion, or 3.6 percent, to $24.6 billion at March 31, 2018. The duration of our fixed income investment securities portfolio was 3.4 years at March 31, 2018 and 3.0 years at December 31, 2017. Our period-end non-marketable and other equity securities portfolio increased $173.8 million to $824.9 million ($699.4 million net of noncontrolling interests) at March 31, 2018.

Available-for-Sale Securities

Average AFS securities were $10.7 billion for the first quarter of 2018 compared to $12.1 billion for the fourth quarter of 2017. Period-end AFS securities were $10.1 billion at March 31, 2018 compared to $11.1 billion at December 31, 2017. The decreases in average and period-end AFS security balances from the fourth quarter of 2017 to the first quarter of 2018 were due to sales of $0.6 billion during the fourth quarter of 2017 and $0.9 billion in portfolio paydowns and maturities during the first quarter of 2018. The weighted-average duration of our AFS securities portfolio was 1.9 years at March 31, 2018 and 1.8 years at December 31, 2017.

Held-to-Maturity Securities

Average HTM securities were $13.2 billion for the first quarter of 2018, compared to $11.7 billion for the fourth quarter of 2017. Period-end HTM securities were $14.5 billion at March 31, 2018, compared to $12.7 billion at December 31, 2017. The increases in average and period-end HTM security balances from the fourth quarter of 2017 to the first quarter of 2018 were due to new purchases of $1.9 billion primarily in mortgage-backed securities as well as $0.3 billion in municipal bonds, partially offset by $0.5 billion in portfolio paydowns and maturities. The weighted-average duration of our HTM securities portfolio was 4.5 years at March 31, 2018 and 4.0 years at December 31, 2017.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Our non-marketable and other equity securities portfolio increased $173.8 million to $824.9 million ($699.4 million net of noncontrolling interests) at March 31, 2018, compared to $651.1 million ($530.6 million net of noncontrolling interests) at December 31, 2017. The increase was primarily attributable to $103.1 million in fair value adjustments related to investments previously reported at cost as a result of the adoption of new accounting guidance in the first quarter of 2018 and represent unrealized gains recorded in equity in accordance with the accounting guidance (See "New Accounting Guidance" for further details). In addition, there was $51.6 million in net new investments within our qualified affordable housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.4 billion to $23.8 billion for the first quarter of 2018, compared to $22.4 billion for the fourth quarter of 2017. Period-end loans (net of unearned income) increased by $1.5 billion to $24.6 billion at March 31, 2018, compared to $23.1 billion at December 31, 2017. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our software/internet and life science/healthcare portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $1.1 billion and totaled $11.6 billion or 46.9 percent of total gross loans at March 31, 2018 and $10.5 billion or 45.1 percent of total gross loans at December 31, 2017. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2018	December 31, 2017	March 31, 2017
Allowance for loan losses, beginning balance	$255,024	$249,010	$225,366
Provision for loan losses	26,996	18,666	29,679
Gross loan charge-offs	(10,587)	(15,233)	(14,030)
Loan recoveries	1,788	2,383	1,792
Foreign currency translation adjustments	1,073	198	323
Allowance for loan losses, ending balance	$274,294	$255,024	$243,130
Allowance for unfunded credit commitments, beginning balance	51,770	48,172	45,265
Provision for unfunded credit commitments	976	3,576	1,055
Foreign currency translation adjustments	77	22	15
Allowance for unfunded credit commitments, ending balance (1)	$52,823	$51,770	$46,335
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.44%	0.32%	0.59%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.18	0.27	0.28
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.15	0.23	0.25
Allowance for loan losses as a percentage of period-end total gross loans	1.11	1.10	1.18
Provision for credit losses	$27,972	$22,242	$30,734
Period-end total gross loans	24,745,752	23,254,153	20,548,651
Average total gross loans	23,956,784	22,583,693	20,189,562
Allowance for loan losses for nonaccrual loans	44,261	41,793	50,395
Nonaccrual loans	116,667	119,259	138,764

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $19.3 million to $274.3 million due primarily to reserves for the $1.5 billion in period-end loan growth. As a percentage of total gross loans, our allowance for loan losses increased one basis point to 1.11 percent at March 31, 2018, compared to 1.10 percent at December 31, 2017. The one basis point increase was reflective primarily of higher qualitative reserves for our performing loan portfolio.

Our provision for credit losses was $28.0 million for the first quarter of 2018, consisting of the following:

•
a provision for loan losses of $27.0 million, which primarily reflects a $14.0 million increase in reserves for period-end loan growth and $11.3 million for net new specific reserves for nonaccrual loans, and

•	a provision for unfunded credit commitments of $1.0 million, which primarily reflects an increase in qualitative reserves for funded loans.
Gross loan charge-offs were $10.6 million for the first quarter of 2018, of which $3.4 million was not specifically reserved for at December 31, 2017. Gross loan charge-offs included $6.7 million from our software/internet loan portfolio and $3.0 million from our hardware portfolio. Charge-offs included $6.1 million from early-stage clients and $3.2 million from one late-stage client.

Nonaccrual loans were $116.7 million at March 31, 2018, compared to $119.3 million at December 31, 2017. Our nonaccrual loan balance decreased $2.6 million as a result of $17.3 million of repayments and $7.1 million of charge-offs, partially offset by $21.8 million of new nonaccrual loans. New nonaccrual loans of $21.8 million were primarily from loans in our software/internet loan portfolio.

The allowance for loan losses for nonaccrual loans increased by $2.5 million to $44.3 million in the first quarter of 2018. The increase was due to $11.5 million of new nonaccrual loan reserves, partially offset by $9.0 million of charge-offs and reserve releases. New nonaccrual loan reserves were mostly attributable to clients in our software/internet loan portfolio.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $110.5 billion for the first quarter of 2018, compared to $102.4 billion for the fourth quarter of 2017. Period-end total client funds were $113.7 billion at March 31, 2018, compared to $104.6 billion at December 31, 2017.

Average off-balance sheet client investment funds were $64.4 billion for the first quarter of 2018, compared to $57.6 billion for the fourth quarter of 2017. Average on-balance sheet deposits were $46.1 billion for the first quarter of 2018, compared to $44.8 billion for the fourth quarter of 2017. Period-end off-balance sheet client investment funds were $67.7 billion at March 31, 2018, compared to $60.3 billion at December 31, 2017. Period-end on-balance sheet deposits were $45.9 billion at March 31, 2018, compared to $44.3 billion at December 31, 2017.

The increases in our average and period-end total client funds from the fourth quarter of 2017 to the first quarter of 2018 were driven primarily by a healthy equity funding environment across a majority of our segments with robust activities in the initial public offering ("IPO") and secondary public offering markets and strong new client acquisition. Our Life Science and Early Stage Technology market segments were the leading portfolio contributors to the growth in our average total client funds for the first quarter of 2018.
Short-term Borrowings

On March 30, 2018, we borrowed a total of $1.1 billion from our overnight credit facilities to support the short-term liquidity needs of Silicon Valley Bank (the "Bank"). These borrowings were repaid, subsequent to quarter-end, on April 2, 2018.
Noninterest Income

Noninterest income was $155.5 million for the first quarter of 2018, compared to $152.3 million for the fourth quarter of 2017. Non-GAAP noninterest income, net of noncontrolling interests was $142.5 million for the first quarter of 2018, compared to $144.5 million for the fourth quarter of 2017. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $3.2 million (or decrease of $2.0 million net of noncontrolling interests) in noninterest income from the fourth quarter of 2017 to the first quarter of 2018 was attributable primarily to higher net gains on equity warrant assets and increases in non-GAAP core fee income, partially offset by lower net gains on investment securities. Items impacting noninterest income for the first quarter of 2018 were as follows:

Gains on investment securities of $9.1 million for the first quarter of 2018, compared to $15.8 million for the fourth quarter of 2017. Net of noncontrolling interests, non-GAAP net losses on investment securities were $3.8 million for the first quarter of 2018, compared to net gains of $8.0 million for the fourth quarter of 2017. The non-GAAP net losses, net of noncontrolling interests, of $3.8 million for the first quarter of 2018 were driven by the following:

◦
Losses of $22.3 million from our public equity securities portfolio primarily reflective of net losses on sales of shares, from exercised warrants of Roku in 2017, which were sold in the first quarter of 2018,

◦
Gains of $12.6 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in public company investments held in our strategic venture capital funds, and

◦	Gains of $6.9 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the investments held by the funds in such portfolio.
The following tables provide a summary of non-GAAP net (losses) gains on investment securities, net of noncontrolling interests, for the three months ended March 31, 2018 and December 31, 2017, respectively:

	Three months ended March 31, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities (1)	Debt Funds	Sales of AFS Securities (1)	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$19,073	$1,919	$(22,282)	$(2,299)	$—	$12,647	$9,058
Less: income attributable to noncontrolling interests, including carried interest allocation	12,197	708	—	—	—	—	12,905
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$6,876	$1,211	$(22,282)	$(2,299)	$—	$12,647	$(3,847)

(1)
Effective January 1, 2018, we adopted Accounting Standard update ("ASU") 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in the reclassification of public equity securities out of our AFS securities portfolio into our non-marketable and other equity securities portfolio as reported at March 31, 2018. This guidance was adopted using the modified retrospective method with a cumulative adjustment to opening retained earnings. As such, prior period amounts have not been restated. (See "New Accounting Guidance" for further details)

	Three months ended December 31, 2017
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Debt Funds	Sales of AFS Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$10,516	$929	$6,254	$(5,573)	$3,639	$15,765
Less: income attributable to noncontrolling interests, including carried interest allocation	6,863	901	—	—	—	7,764
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$3,653	$28	$6,254	$(5,573)	$3,639	$8,001
Net gains on equity warrant assets were $19.2 million for the first quarter of 2018, compared to $12.1 million for the fourth quarter of 2017. Net gains on equity warrant assets for the first quarter of 2018 were attributable primarily to net gains from exercises of $9.9 million of equity warrant assets driven by M&A activity and $10.2 million of valuation increases in our private company warrant portfolio. Net gains on equity warrant assets for the fourth quarter of 2017, included $4.8 million in gains from the exercise of our Roku equity warrant assets.
At March 31, 2018, we held warrants in 1,929 companies with a total fair value of $135.7 million. Warrants in 13 companies each had fair values greater than $1.0 million and collectively represented $31.0 million, or 22.9 percent, of the fair value of the total warrant portfolio at March 31, 2018. The gains from our equity warrant assets resulting from changes in valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Equity warrant assets:
Gains on exercises, net	$9,927	$9,206	$7,956
Cancellations and expirations	(922)	(568)	(634)
Changes in fair value, net	10,186	3,485	(632)
Total net gains on equity warrant assets	$19,191	$12,123	$6,690
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit and standby letters of credit fees) increased $8.6 million to $115.0 million for the first quarter of 2018, compared to $106.4 million for the fourth quarter of 2017.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Non-GAAP core fee income:
Foreign exchange fees	$33,827	$33,734	$26,247
Credit card fees	21,692	20,444	17,730
Deposit service charges	17,699	15,669	13,975
Client investment fees	22,875	18,565	9,026
Lending related fees	10,735	10,391	8,961
Letters of credit and standby letters of credit fees	8,182	7,593	6,639
Total Non-GAAP core fee income	$115,010	$106,396	$82,578

The increase in non-GAAP core fee income from the fourth quarter of 2017 to the first quarter of 2018 was primarily the result of overall strong performance in client investment fees, deposit service charges and an increase in credit card fees. Client investment fees increased $4.3 million driven by higher fees from our sweep products due to increases in client investment fund balances as well as higher market rates. Deposit service charges increased $2.0 million driven by higher volumes of our transaction-based fee products. Credit card fees increased $1.2 million due to higher interchange fee income reflective of increased transaction volumes.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $265.4 million for the first quarter of 2018, compared to $264.0 million for the fourth quarter of 2017. The increase of $1.4 million in noninterest expense consisted primarily of an increase in our compensation and benefits expense, partially offset by lower professional services expenses in the first quarter of 2018 compared to the fourth quarter of 2017.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2018	December 31, 2017	March 31, 2017
Compensation and benefits:
Salaries and wages	$73,039	$69,461	$66,859
Incentive compensation plans	42,389	40,048	32,674
Employee stock ownership plan ("ESOP")	1,244	987	1,145
Other employee incentives and benefits (1)	49,134	46,494	46,498
Total compensation and benefits	$165,806	$156,990	$147,176
Period-end full-time equivalent employees	2,512	2,438	2,347
Average full-time equivalent employees	2,498	2,433	2,345

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $8.8 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $3.6 million in salaries and wages reflective primarily of annual merit pay raises effective in the first quarter of 2018 and an increase in the number of average full-time equivalent employees ("FTE") by 65 to 2,498 FTEs for the first quarter of 2018,

•	An increase of $2.3 million in incentive compensation expense reflective primarily of an increase in FTE and our strong full-year expected performance, and

•	An increase of $2.6 million in total other employee incentives and benefits primarily reflective of the following:

◦
$6.5 million increase primarily due to first quarter seasonal expense items relating to additional 401(k) matching contributions and employer-related payroll taxes as a result of the 2017 annual incentive compensation plan payments,

◦	$1.7 million increase in other employee-related benefit expenses, and

◦	$5.6 million decrease in warrant compensation expense primarily reflective of net losses from the sales of shares from exercised warrants of Roku.

Professional services expense decreased by $6.9 million reflective of higher expenses in the fourth quarter of 2017 primarily related to costs associated with our global digital banking initiatives and other projects.
Income Tax Expense
Our effective tax rate was 27.5 percent for the first quarter of 2018, compared to 53.5 percent for the fourth quarter of 2017. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The decrease in our effective tax rate for the first quarter of 2018 is primarily due to the lower Federal tax rate related to the Tax Cuts and Jobs Act (the "TCJ Act"), effective January 1, 2018, and a one-time impact to tax expense recorded in the fourth quarter of 2017 of $33.8 million related to the revaluation of our deferred tax assets incorporating the new Federal rate.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Net interest income (1)	$(9)	$(7)	$(7)
Noninterest income (1)	(9,522)	(6,730)	(5,454)
Noninterest (income) expense (1)	(32)	296	169
Carried interest allocation (2)	(3,502)	(1,013)	(1,105)
Net income attributable to noncontrolling interests	$(13,065)	$(7,454)	$(6,397)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $13.1 million for the first quarter of 2018, compared to $7.5 million for the fourth quarter of 2017. Net income attributable to noncontrolling interests of $13.1 million for the first quarter of 2018 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds portfolio related to net unrealized valuation increases in the investments held by the funds during the first quarter of 2018.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.2 billion to $4.4 billion at March 31, 2018, compared to $4.2 billion at December 31, 2017, due to net income of $195.0 million, a net increase to equity of $68.8 million related to the adoption of new accounting guidance (see "New Accounting Guidance" for further details), partially offset by a decrease in the fair value of our AFS securities portfolio of $42.1 million, net of tax, driven by increases in period-end market interest rates.

New Accounting Guidance

We adopted two new accounting pronouncements effective January 1, 2018: (1) Financial Instruments (ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01")) and (2) Revenue Recognition (ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09")).

Financial Instruments. The adoption of the new pronouncement resulted in the elimination of cost method accounting for equity investments and impacted a portion of our non-marketable and other equity securities that were previously carried at cost. Effective January 1, 2018, these equity investments were remeasured at fair value and the difference between cost and fair value, net of tax, of $74.6 million was recorded as an adjustment to opening retained earnings resulting in an increase to capital. Any changes in the fair value subsequent to January 1, 2018, were recorded as unrealized gains or losses in our consolidated statements of income. Previously, we recognized realized gains or losses from these securities carried at cost only to the extent distributed by the investee or through realized gains from sales of the securities. In addition, changes in the fair value for common stock in public companies held in our AFS securities portfolio as a result of exercises of equity warrants were recorded as unrealized gains or losses in our consolidated statements of income. Previously, we recognized quarterly valuation changes from these equity securities as a component of accumulated other comprehensive income within our consolidated statements of stockholders' equity. As a result of the adoption of this guidance on January 1, 2018, any realized and unrealized gains or losses on all of our equity securities due to changes in the estimate of fair value upon adoption, were reflected in our consolidated statements of income for the three months ended March 31, 2018.

Revenue Recognition. The new pronouncement provides a framework for recognizing revenue from contracts with customers that is consistent across all industries. The guidance does not apply to revenue associated with financial instruments, including loans and securities, but does generally apply to contracts underlying our core fees. As a result of our assessment, we did not identify any material changes to the timing or the amounts of our revenue recognition. There were minor changes in the timing of recognizing fund management fees in noninterest income for a portion of our SVB Capital funds as the fees were recognized at the time of distribution which typically occurs later in the fund life. Upon adoption of this guidance, we recorded an adjustment to opening retained earnings of $5.8 million, net of tax, which resulted in a decrease to capital.

Capital Ratios

Our regulatory risk-based capital ratios for SVB Financial Group increased as of March 31, 2018, compared to the same ratios as of December 31, 2017, primarily as a result of net income of $195.0 million as well as the adoption of new accounting guidance in the first quarter of 2018, discussed above, which resulted in net additional capital of $68.8 million. Excluding the additional capital from the adoption of the new accounting guidance, overall, our regulatory risk-based capital ratios decreased as of March 31, 2018, compared to the same ratios as of December 31, 2017, reflective of proportionally higher increases in risk-weighted assets compared to the increase in capital from net income for the first quarter of 2018. The increase in risk-weighted assets was primarily due to our robust loan growth for the first quarter of 2018. Additionally, the Bank's risk-based capital ratios decreased, reflecting a $25.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the first quarter of 2018.

Both SVB Financial Group and the Bank's tier 1 leverage ratios slightly increased as of March 31, 2018, compared to December 31, 2017, due to proportionally higher capital from net income to average assets growth during the first quarter of 2018.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2018

Our outlook for the year ending December 31, 2018 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of the passage of the TCJ Act, we have included guidance on our expected effective tax rate. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2018, compared to our full year 2017 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 22, 2018, 25 basis point increase of the target Federal Funds rate by the Federal Reserve as well as the increases in the 1- and 3- month LIBOR rates through March 31, 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2018, and (ii) management updates to certain 2018 outlook metrics we previously disclosed on January 25, 2018.)

	Current full year 2018 outlook compared to 2017 results (as of April 26, 2018)	Change in outlook compared to outlook reported as of January 25, 2018
Average loan balances	Increase at a percentage rate in the high teens	Outlook increased to high teens from previous outlook of mid-teens
Average deposit balances	Increase at a percentage rate in the low double digits	Outlook increased to low double digits from previous outlook of mid-single digits
Net interest income (1)	Increase at a percentage rate in the low thirties	Outlook increased to low thirties from previous outlook of high teens
Net interest margin (1)	Between 3.50% and 3.60%	Outlook increased to between 3.50% and 3.60% from previous outlook of between 3.35% and 3.45%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2017 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.50% and 0.70% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high twenties	Outlook increased to high twenties from previous outlook of high teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low double digits	No change from previous outlook
Effective tax rate (5)	Between 27.0% and 30.0%	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2018 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity. Such forecasts are subject to change, and actual results may differ, based on variations of the expected impact of the TCJ Act and other factors described under the section "Forward-Looking Statements" below.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2018”, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full year 2018.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate, including the expected impact of the TCJ Act;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, April 26, 2018, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2018. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "46808616".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 26, 2018, through 9:59 p.m. (Pacific Time) on Saturday, May 26, 2018, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "46808616#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on April 26, 2018.

About SVB Financial Group

For 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Loans	$297,073	$279,805	$227,341
Investment securities:
Taxable	124,477	117,365	89,803
Non-taxable	5,092	3,011	646
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	5,756	4,835	3,136
Total interest income	432,398	405,016	320,926
Interest expense:
Deposits	4,097	2,458	1,717
Borrowings	8,438	8,852	9,216
Total interest expense	12,535	11,310	10,933
Net interest income	419,863	393,706	309,993
Provision for credit losses	27,972	22,242	30,734
Net interest income after provision for credit losses	391,891	371,464	279,259
Noninterest income:
Gains on investment securities, net	9,058	15,765	15,970
Gains on equity warrant assets, net	19,191	12,123	6,690
Foreign exchange fees	33,827	33,734	26,247
Credit card fees	21,692	20,444	17,730
Deposit service charges	17,699	15,669	13,975
Client investment fees	22,875	18,565	9,026
Lending related fees	10,735	10,391	8,961
Letters of credit and standby letters of credit fees	8,182	7,593	6,639
Other	12,259	17,982	12,421
Total noninterest income	155,518	152,266	117,659
Noninterest expense:
Compensation and benefits	165,806	156,990	147,176
Professional services	28,725	35,604	25,419
Premises and equipment	18,545	18,000	15,858
Net occupancy	13,616	12,960	11,651
Business development and travel	11,191	11,065	9,195
FDIC and state assessments	9,430	8,715	8,682
Correspondent bank fees	3,410	3,206	3,445
Other	14,694	17,475	16,207
Total noninterest expense	265,417	264,015	237,633
Income before income tax expense	281,992	259,715	159,285
Income tax expense	73,966	135,051	51,405
Net income before noncontrolling interests	208,026	124,664	107,880
Net income attributable to noncontrolling interests	(13,065)	(7,454)	(6,397)
Net income available to common stockholders	$194,961	$117,210	$101,483
Earnings per common share—basic	$3.69	$2.22	$1.94
Earnings per common share—diluted	3.63	2.19	1.91
Weighted average common shares outstanding—basic	52,883,063	52,761,821	52,343,571
Weighted average common shares outstanding—diluted	53,685,216	53,501,851	53,179,433

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2018	December 31, 2017	March 31, 2017
Assets:
Cash and cash equivalents	$2,619,384	$2,923,075	$3,795,679
Available-for-sale securities, at fair value (cost $10,189,071, $11,131,008, and $12,360,744, respectively)	10,080,384	11,120,664	12,384,007
Held-to-maturity securities, at cost (fair value $14,229,439, $12,548,280, and $8,567,817, respectively)	14,548,856	12,663,455	8,615,695
Non-marketable and other equity securities (1)	824,936	651,053	635,550
Investment securities	25,454,176	24,435,172	21,635,252
Loans, net of unearned income	24,587,944	23,106,316	20,427,451
Allowance for loan losses	(274,294)	(255,024)	(243,130)
Net loans	24,313,650	22,851,292	20,184,321
Premises and equipment, net of accumulated depreciation and amortization	127,054	128,682	122,304
Accrued interest receivable and other assets	986,523	876,246	675,783
Total assets	$53,500,787	$51,214,467	$46,413,339
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$37,515,355	$36,655,497	$33,587,934
Interest-bearing deposits	8,421,177	7,598,578	7,491,766
Total deposits	45,936,532	44,254,075	41,079,700
Short-term borrowings	1,102,140	1,033,730	5,163
Other liabilities	1,206,660	911,755	629,555
Long-term debt	695,731	695,492	795,465
Total liabilities	48,941,063	46,895,052	42,509,883
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,922,219 shares, 52,835,188 shares, and 52,427,709 shares outstanding, respectively	53	53	52
Additional paid-in capital	1,326,998	1,314,377	1,268,507
Retained earnings (1)	3,160,081	2,866,837	2,477,814
Accumulated other comprehensive (loss) income	(71,686)	(1,472)	17,958
Total SVBFG stockholders’ equity	4,415,446	4,179,795	3,764,331
Noncontrolling interests	144,278	139,620	139,125
Total equity	4,559,724	4,319,415	3,903,456
Total liabilities and total equity	$53,500,787	$51,214,467	$46,413,339

(1)
Effective January 1, 2018, we adopted Accounting Standard update ("ASU") 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in the reclassification of public equity securities out of our AFS securities portfolio into our non-marketable and other equity securities portfolio as reported at March 31, 2018. In addition, upon adoption of this guidance, equity investments carried at cost in our non-marketable and other equity securities portfolio were remeasured, and are carried, at fair value at March 31, 2018. This guidance was adopted using the modified retrospective method with a cumulative adjustment to opening retained earnings. As such, prior period amounts have not been restated. (See "New Accounting Guidance" for further details)

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,713,976	$5,756	0.86%	$2,736,581	$4,835	0.70%	$2,502,930	$3,136	0.51%
Investment securities: (2)
Available-for-sale securities:
Taxable	10,748,512	47,976	1.81	12,081,001	52,620	1.73	12,550,264	45,707	1.48
Held-to-maturity securities:
Taxable	12,415,508	76,501	2.50	11,186,642	64,745	2.30	8,495,674	44,096	2.10
Non-taxable (3)	818,818	6,446	3.19	516,343	4,632	3.56	104,502	994	3.86
Total loans, net of unearned income (4) (5)	23,807,212	297,073	5.06	22,444,057	279,805	4.95	20,069,314	227,341	4.59
Total interest-earning assets	50,504,026	433,752	3.48	48,964,624	406,637	3.29	43,722,684	321,274	2.98
Cash and due from banks	400,256			415,669			354,684
Allowance for loan losses	(263,086)			(257,121)			(234,274)
Other assets (6)	1,726,046			1,676,181			1,457,940
Total assets	$52,367,242			$50,799,353			$45,301,034
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$608,686	$116	0.08%	$473,392	$92	0.08%	$394,928	$75	0.08%
Money market deposits	6,337,944	3,855	0.25	5,977,512	2,227	0.15	5,525,682	1,498	0.11
Money market deposits in foreign offices	181,294	18	0.04	265,304	25	0.04	151,474	16	0.04
Time deposits	47,029	13	0.11	42,774	10	0.09	53,811	17	0.13
Sweep deposits in foreign offices	980,341	95	0.04	1,052,387	104	0.04	1,123,217	111	0.04
Total interest-bearing deposits	8,155,294	4,097	0.20	7,811,369	2,458	0.12	7,249,112	1,717	0.10
Short-term borrowings	112,063	434	1.57	75,160	248	1.31	67,471	120	0.72
3.50% Senior Notes	347,332	3,145	3.67	347,250	3,145	3.59	347,008	3,142	3.67
5.375% Senior Notes	348,242	4,859	5.66	348,088	4,857	5.54	347,636	4,851	5.66
Junior Subordinated Debentures	—	—	—	47,849	602	4.99	54,478	832	6.19
6.05% Subordinated Notes	—	—	—	—	—	—	46,498	271	2.36
Total interest-bearing liabilities	8,962,931	12,535	0.57	8,629,716	11,310	0.52	8,112,203	10,933	0.55
Portion of noninterest-bearing funding sources	41,541,095			40,334,908			35,610,481
Total funding sources	50,504,026	12,535	0.10	48,964,624	11,310	0.09	43,722,684	10,933	0.10
Noninterest-bearing funding sources:
Demand deposits	37,950,787			36,962,029			32,709,423
Other liabilities	952,032			878,749			612,800
SVBFG stockholders’ equity	4,364,667			4,191,461			3,732,134
Noncontrolling interests	136,825			137,398			134,474
Portion used to fund interest-earning assets	(41,541,095)			(40,334,908)			(35,610,481)
Total liabilities and total equity	$52,367,242			$50,799,353			$45,301,034
Net interest income and margin		$421,217	3.38%		$395,327	3.20%		$310,341	2.88%
Total deposits	$46,106,081			$44,773,398			$39,958,535
Average SVBFG stockholders’ equity as a percentage of average assets			8.33%			8.25%			8.24%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,354)			(1,621)			(348)
Net interest income, as reported		$419,863			$393,706			$309,993

(1)
Includes average interest-earning deposits in other financial institutions of $1.2 billion, $1.2 billion and $0.8 billion; and $1.4 billion, $1.4 billion and $1.6 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for March 31, 2018 and 35.0 percent for the 2017 periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $29.9 million, $34.6 million and $27.2 million for the quarters ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

(6)
Average investment securities of $787 million, $709 million and $658 million for the quarters ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Weighted average common shares outstanding—basic	52,883	52,762	52,344
Effect of dilutive securities:
Stock options and employee stock purchase plan	420	388	440
Restricted stock units	382	352	395
Total effect of dilutive securities	802	740	835
Weighted average common shares outstanding—diluted	53,685	53,502	53,179
SVB Financial and Bank Capital Ratios

	March 31, 2018	December 31, 2017	March 31, 2017
SVB Financial:
CET 1 risk-based capital ratio	12.87%	12.78%	13.05%
Tier 1 risk-based capital ratio	13.06	12.97	13.44
Total risk-based capital ratio	13.99	13.96	14.45
Tier 1 leverage ratio	8.67	8.34	8.51
Tangible common equity to tangible assets ratio (1)	8.25	8.16	8.11
Tangible common equity to risk-weighted assets ratio (1)	12.65	12.77	13.12
Silicon Valley Bank:
CET 1 risk-based capital ratio	11.90%	12.06%	12.75%
Tier 1 risk-based capital ratio	11.90	12.06	12.75
Total risk-based capital ratio	12.88	13.04	13.80
Tier 1 leverage ratio	7.69	7.56	7.81
Tangible common equity to tangible assets ratio (1)	7.41	7.47	7.66
Tangible common equity to risk-weighted assets ratio (1)	11.68	11.98	12.82

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2018	December 31, 2017	March 31, 2017
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,264,061	$2,153,855	$1,959,737
Hardware	691,808	550,082	500,186
Private equity/venture capital	7,683,646	6,838,977	5,793,533
Life science/healthcare	643,344	518,851	593,332
Premium wine (1)	34,445	41,687	24,733
Other	34,728	102,521	213,395
Total commercial loans	11,352,032	10,205,973	9,084,916
Real estate secured loans:
Premium wine (1)	111,454	112,215	106,665
Consumer (2)	—	—	—
Other	20,133	20,333	20,933
Total real estate secured loans	131,587	132,548	127,598
Construction loans	—	22,901	21,527
Consumer loans (2)	114,869	115,016	90,859
Total loans individually equal to or greater than $20 million	$11,598,488	$10,476,438	$9,324,900
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$4,006,896	$4,078,870	$3,546,059
Hardware	657,433	650,818	608,549
Private equity/venture capital	3,538,203	3,122,144	2,643,821
Life science/healthcare	1,355,432	1,349,109	1,189,705
Premium wine	154,537	162,570	179,101
Other	192,573	276,910	267,517
Total commercial loans	9,905,074	9,640,421	8,434,752
Real estate secured loans:
Premium wine	565,524	557,897	566,166
Consumer	2,359,197	2,297,857	2,010,464
Other	21,699	21,897	22,526
Total real estate secured loans	2,946,420	2,877,651	2,599,156
Construction loans	59,728	46,207	49,741
Consumer loans	236,042	213,436	140,102
Total loans individually less than $20 million	$13,147,264	$12,777,715	$11,223,751
Total gross loans	$24,745,752	$23,254,153	$20,548,651
Loans individually equal to or greater than $20 million as a percentage of total gross loans	46.9%	45.1%	45.4%
Total clients with loans individually equal to or greater than $20 million	295	277	243
Loans individually equal to or greater than $20 million on nonaccrual status	$31,124	$52,109	$79,655

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2018	December 31, 2017	March 31, 2017
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$116,667	$119,259	$138,764
Loans past due 90 days or more still accruing interest	7	191	60
Total nonperforming loans	116,674	119,450	138,824
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$116,674	$119,450	$138,824
Nonperforming loans as a percentage of total gross loans	0.47%	0.51%	0.68%
Nonperforming assets as a percentage of total assets	0.22	0.23	0.30
Allowance for loan losses	$274,294	$255,024	$243,130
As a percentage of total gross loans	1.11%	1.10%	1.18%
As a percentage of total gross nonperforming loans	235.09	213.50	175.14
Allowance for loan losses for nonaccrual loans	$44,261	$41,793	$50,395
As a percentage of total gross loans	0.18%	0.18%	0.25%
As a percentage of total gross nonperforming loans	37.94	34.99	36.30
Allowance for loan losses for total gross performing loans	$230,033	$213,231	$192,735
As a percentage of total gross loans	0.93%	0.92%	0.94%
As a percentage of total gross performing loans	0.93	0.92	0.94
Total gross loans	$24,745,752	$23,254,153	$20,548,651
Total gross performing loans	24,629,078	23,134,703	20,409,827
Allowance for unfunded credit commitments (1)	52,823	51,770	46,335
As a percentage of total unfunded credit commitments	0.31%	0.30%	0.29%
Total unfunded credit commitments (2)	$17,170,802	$17,462,537	$16,082,331

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended
(Dollars in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Sweep money market funds	$26,132	$22,524	$17,719
Client investment assets under management (2)	30,699	28,076	23,047
Repurchase agreements	7,546	6,989	5,364
Total average client investment funds	$64,377	$57,589	$46,130

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Sweep money market funds	$29,421	$23,911	$20,664	$19,249	$17,902
Client investment assets under management (2)	31,423	29,344	26,718	25,426	23,292
Repurchase agreements	6,895	7,074	6,860	7,223	5,241
Total period-end client investment funds	$67,739	$60,329	$54,242	$51,898	$46,435

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP noninterest income	$155,518	$152,266	$158,778	$128,528	$117,659
Less: income attributable to noncontrolling interests, including carried interest allocation	13,024	7,743	5,614	9,536	6,559
Non-GAAP noninterest income, net of noncontrolling interests	$142,494	$144,523	$153,164	$118,992	$111,100

	Three months ended
Non-GAAP core fee income (Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP noninterest income	$155,518	$152,266	$158,778	$128,528	$117,659
Less: gains on investment securities, net	9,058	15,765	15,238	17,630	15,970
Less: net gains on equity warrant assets	19,191	12,123	24,922	10,820	6,690
Less: other noninterest income	12,259	17,982	15,896	12,811	12,421
Non-GAAP core fee income	$115,010	$106,396	$102,722	$87,267	$82,578

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP net gains on investment securities	$9,058	$15,765	$15,238	$17,630	$15,970
Less: income attributable to noncontrolling interests, including carried interest allocation	12,905	7,764	5,496	9,465	6,462
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(3,847)	$8,001	$9,742	$8,165	$9,508

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP noninterest expense	$265,417	$264,015	$257,761	$251,246	$237,633
Less: (income) expense attributable to noncontrolling interests	(32)	296	125	223	169
Non-GAAP noninterest expense, net of noncontrolling interests	$265,449	$263,719	$257,636	$251,023	$237,464

GAAP net interest income	$419,863	$393,706	$373,974	$342,696	$309,993
Adjustments for taxable equivalent basis	1,354	1,621	631	476	348
Non-GAAP taxable equivalent net interest income	$421,217	$395,327	$374,605	$343,172	$310,341
Less: net interest income attributable to noncontrolling interests	9	7	9	10	7
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$421,208	$395,320	$374,596	$343,162	$310,334

GAAP noninterest income	$155,518	$152,266	$158,778	$128,528	$117,659
Less: income attributable to noncontrolling interests	13,024	7,743	$5,614	$9,536	$6,559
Non-GAAP noninterest income, net of noncontrolling interests	$142,494	$144,523	$153,164	$118,992	$111,100

GAAP total revenue	$575,381	$545,972	$532,752	$471,224	$427,652
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$563,702	$539,843	$527,760	$462,154	$421,434

GAAP operating efficiency ratio	46.13%	48.36%	48.38%	53.32%	55.57%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	47.09	48.85	48.82	54.32	56.35

Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP non-marketable and other equity securities	$824,936	$651,053	$627,469	$630,670	$635,550
Less: amounts attributable to noncontrolling interests	125,568	120,409	121,401	124,453	126,263
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$699,368	$530,644	$506,068	$506,217	$509,287

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP SVBFG stockholders’ equity (tangible common equity)	$4,415,446	$4,179,795	$4,059,813	$3,899,435	$3,764,331
GAAP total assets (tangible assets)	$53,500,787	$51,214,467	$50,754,287	$48,400,379	$46,413,339
Risk-weighted assets	$34,903,720	$32,736,959	$31,208,081	$29,754,958	$28,691,192
Tangible common equity to tangible assets	8.25%	8.16%	8.00%	8.06%	8.11%
Tangible common equity to risk-weighted assets	12.65	12.77	13.01	13.11	13.12

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Tangible common equity	$3,900,094	$3,762,542	$3,728,890	$3,607,234	$3,508,871
Tangible assets	$52,622,450	$50,383,774	$49,937,343	$47,571,865	$45,807,551
Risk-weighted assets	$33,396,675	$31,403,489	$29,970,913	$28,515,724	$27,368,552
Tangible common equity to tangible assets	7.41%	7.47%	7.47%	7.58%	7.66%
Tangible common equity to risk-weighted assets	11.68	11.98	12.44	12.65	12.82